Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Nos. 333-260876, 333-225097, 333-235280, 333-224377, and 333-251148 on Form S-3 and Registration Statement Nos. 333-256215, 333-235480, and 333-231924 on Form S-8 of our report dated March 7, 2022, relating to the financial statements of Infrastructure and Energy Alternatives, Inc. and the effectiveness of Infrastructure and Energy Alternatives, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
March 7, 2022